Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of August 6, 2007, by and between Renard Communications Corp. (“Seller”) and EBC Buffalo, Inc. (“Buyer”).

R E C I T A L S

Seller holds licenses, and or authorizations (collectively, the “Licenses”) issued by the Federal Communications Commission (“FCC”) for Class A television station WMBQ-CA, Channel 46, Manhattan, New York (Facility ID 14322) with a corresponding digital authorization for Channel 10 (WMBQ-LD) (Facility ID 168457) and WBQM-LP, Channel 3, Brooklyn, New York (Facility ID 22797), (the “Stations”).

Seller has filed for authority to have the Stations go silent (the “Silent Applications”). These Silent Applications remain pending before the FCC, and Seller is in the process of locating new sites for the Stations to resume permanent on-air operations to ensure the Stations will not be off the air for twelve (12) consecutive months.

Seller owns or holds certain other assets that are used or useful in the business and operations of the Stations (collectively with the Licenses, the “Assets”).

Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase, acquire and assume from Seller, the Assets for the price and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENTS

In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Seller, intending to be bound legally, agree as follows:

SECTION 1. PURCHASE AND SALE OF ASSETS

1.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, upon the consummation of the purchase and sale (the “Closing”), Seller hereby agrees to sell, transfer, assign and deliver to Buyer on the date of the Closing (the “Closing Date”), free and clear of debts, security interests, liens and encumbrances, other than liens for taxes not yet due and payable, and Buyer agrees to purchase from Seller:

(a) The FCC Licenses, construction permits and, other instruments of authorization, if any;

(b) Technical information and data, engineering records, files, and computer disks used by Seller in connection with the Stations, and any and all records required by the FCC to be kept by the Seller concerning the Stations;

(c) Intangible property rights and interests owned by Seller and used or useful in the business and operations of the Stations;

(d) Each contract listed on Schedule 1.1(d) hereto and any other contract entered into by Seller between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume; and

(e) The tangible personal property listed on Schedule 1.1(e) hereto including all of Seller’s right, title and interest in and to all express and implied warranties of third parties that are transferable and continue in effect following the Closing with respect to the tangible personal property listed on Schedule 1.1(e), and all equipment used or to be used to construct and operate the Modified Station Facilities (as defined herein); and

(f) All warranties and guarantees from lessors, vendors, suppliers, manufacturers or other third parties, and all rights, refunds, recoveries, counterclaims, rights to offset, choses in action and claims against third parties, in any case only to the extent related to an asset being assigned to Buyer.

1.2 Excluded Assets. Notwithstanding the provisions of Section 1.1 of this Agreement, the following properties and assets of Seller shall be retained by Seller and shall not be included within the meaning of the term “Assets”:

(a) All assets of Seller located on the premises of the Stations, but not used in the operation of the Stations, which are listed on Schedule 1.2(a);

(b) The cash or cash equivalents; records of Seller relating to tax matters and partnership matters; insurance policies and rights and claims thereunder; accounts receivable; and all claims, rights and interest in and to any refunds for federal, state or local income or other taxes or fees of any nature whatsoever for periods prior to the Closing Date.

1.3 Purchase Price. The purchase price for the Assets shall be Eight Million Dollars ($8,000,000.00) (the “Purchase Price”) payable as follows:

(a) At the Closing, Buyer shall deliver Six Million Dollars ($6,000,000.00) (the “Closing Payment”) by federal wire transfer of immediately available funds, of which $400,000.00 shall be delivered from the Deposit described in Section 1.4 below. Seller shall deliver wire instructions to Buyer and Escrow Agent at least two (2) business days prior to the Closing Date.

(b) At the Closing, Buyer shall deliver to Seller a secured promissory note in the amount of Two Million Dollars ($2,000,000.00) (the “Note”) for the balance of the Purchase Price. The Note, substantially in the form of Exhibit A hereto, shall have a three (3)-year term with interest accruing at a rate of six percent (6%) per annum and shall require monthly payments of interest only, commencing one month after the Closing Date and continuing on the corresponding day of each month thereafter, with the principal due and payable three years after the Closing Date. Buyer’s monetary obligation under the Note shall be secured by a security interest granted to Seller in the Assets related solely to WBQM-LP, Brooklyn, NY including the proceeds from a future sale, if any, of that Station. The Assets related to WMBQ-CA, Manhattan, NY will not be part of this security agreement. The security interest granted to Seller shall be documented in a security agreement substantially in the form of Exhibit B hereto (the “Security Agreement”), to be executed and delivered by Buyer to Seller at Closing.

1.4 Deposit. Within three (3) days of the execution of this Agreement, Buyer will deliver to the Sugarman Law Firm, LLP (the “Escrow Agent”) a cash deposit in the amount of Four Hundred Thousand Dollars ($400,000.00) (the “Deposit”) to be held in escrow by the Escrow Agent pursuant to the terms of an Escrow Agreement executed simultaneously herewith by and among Buyer, Seller, and the Escrow Agent (the “Escrow Agreement”). Upon the Closing, the Deposit shall be paid to Seller and applied as a partial payment of the Purchase Price, and all interest earned on the Deposit shall be paid to Buyer. In the event Buyer shall fail or refuse to perform its obligations to close hereunder or Buyer is otherwise in material breach of its obligations hereunder, Escrow Agent immediately shall deliver the Deposit to Seller as liquidated damages, which shall be the sole remedy of Seller for such breach. In the event that the sale of the Assets contemplated by this Agreement is not consummated and Buyer is not in default under this Agreement, the Deposit, and all interest accrued thereon, immediately shall be returned to Buyer.

1.5 Prorations. The Closing Payment shall be increased or decreased as required to effectuate the proration of the revenue and expenses of the Stations as of the Closing Date. All revenue and all expenses arising from the operation the Stations, including business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, annual regulatory fees imposed by the FCC, and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with Generally Accepted Accounting Principles and the principle that Seller shall be entitled to all revenue and shall be responsible for all expenses, costs, and obligations allocable to the period prior to the Closing Date and Buyer shall be entitled to all revenue and shall be responsible for all expenses, costs, and obligations allocable to the period on and after the Closing Date. Seller and Buyer shall cooperate and use commercially reasonable efforts to agree upon such proration of the Stations’ revenue and expenses as soon as practicable prior to the Closing Date. Any adjustment to the Closing Payment pursuant to this Section 1.5 will, insofar as feasible, be determined and paid on the Closing Date, with final settlement and payment by the appropriate party no later than sixty (60) days following the Closing Date.

1.6 Assignment and Assumption. As of the Closing Date, Seller shall assign and Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of Seller with respect to the Stations and Assets insofar as they relate to the time on and after the Closing Date. Without limiting the generality of the foregoing, Seller shall assign and Buyer shall assume and perform all obligations on and after the Closing Date under the license agreements and other agreements set forth in Schedule 1.1(d) (the “Contracts”). Buyer shall not assume any other obligations or liabilities of Seller.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

2.1 Organization, Standing and Authority. Seller is a corporation duly organized and validly existing under the laws of the State of New York. Seller has all requisite authority to own, lease and operate its Assets and to conduct the business of the Stations as now being conducted. Seller has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Seller hereunder and thereunder.

2.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Seller have been duly authorized by all necessary actions on the part of Seller. This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies.

2.3 Absence of Conflicting Agreements. Subject to obtaining the consent of the FCC to assign the FCC License from Seller to Buyer (the “FCC Consent”), and subject to obtaining the consent of parties to the Contracts where required under such Contracts, the execution, delivery and the performance of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality with jurisdiction over any Seller; (ii) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which any Seller is a party or by which any Seller may be bound; and (iii) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets.

2.4 FCC Licenses and Station Operation. The FCC Licenses listed in Schedule 2.4(a) have been validly issued and are in full force and effect, and Seller is the authorized legal holder thereof. There are no other material permits, licenses or authorizations that have been issued by any governmental agency relating to the Stations. The FCC Licenses comprise all of the authorizations required by the FCC for the operation of the Stations. The Seller represents and warrants that the stations are currently off the air, and has filed applications with the FCC requesting authority to remain silent as it searches for replacement transmitter sites. Seller has no knowledge or reason to believe these silent application applications will not be granted. At no point have either of the Stations been off the air for twelve consecutive months. Seller, at its sole expense, will locate new suitable transmitter sites for the Stations, such that the 74 dBu FCC contour of WMBQ-CA will cover no less than 5.2 million people, the 62 dBu FCC contour of WBQM-LP will cover no less than 3.8 million people and the initial base rent exclusive of utilities, rent escalator clauses, or other ancillary charges for either station will not exceed more than Eight Thousand Dollars ($8,000.00) per month, provided, however, that any such site relocation must be approved in writing by Buyer. With the consent of Buyer, the Seller will file applications with the FCC requesting authority to operate from these sites (the “Modified Facilities Applications”), and will fully prosecute these applications, including but not limited to, the filing of any requests for Special Temporary Authority (“STA”), if so requested by Buyer. In addition, Seller will have ordered as of the Closing Date, at its sole expense, all equipment necessary to operate the Modified Facilities, which is set forth on Schedule 1.1(e). Seller has no knowledge of any displacement or interference that would materially affect the currently authorized operations of the Stations, or the authorized digital operations of WMBQ-LD on Channel 10 (the “Digital Permit”). While the license renewal application for WMBQ-CA remains pending, Seller is not aware of any issue, problem, or pending complaint that would result in the FCC not granting the renewal application, and Seller will diligently and actively prosecute the WMBQ-CA license renewal application at the FCC. Except as otherwise set forth, there is not pending or, to Seller’s knowledge, threatened any action by the FCC to revoke, cancel, rescind, modify or refuse to renew in the ordinary course the FCC Licenses or the Digital Permit. There is not now pending at the FCC any issued or outstanding, or to Seller’s knowledge, threatened, complaint, Notice of Violation, Notice of Apparent Liability or Forfeiture relating to Seller or the Stations. Except as otherwise set forth herein, each of the Stations has been operated in compliance in all material respects with its FCC License, the Communications Act of 1934, as amended (the “Act”), and the rules, regulations and policies of the FCC (the “FCC Rules”). Seller has filed all reports, fees and statements for the Stations required to be filed by Seller with the FCC. Seller shall ensure that the Stations are operating as of the Closing Date. Seller’s operation of the Stations’ transmission facilities do not and will not violate in any material respect any regulation, law or rights of any person or legal entity.

2.5 Consents. Except for the FCC Consent and the consent, if any, of the transmitter sites of the Modified Facilities, no consent, approval, permit or authorization of, or declaration to or filing with, any governmental or regulatory authority, or any other third party, is required to (i) consummate this Agreement and the transactions contemplated hereby or (ii) permit Seller to assign or transfer the Assets to Buyer.

2.6 Contracts. All of the Contracts are in full force and effect and valid, binding and enforceable in accordance with their terms, except as such enforceability may be affected by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies. There is not under any Contract any material default thereunder by Seller or, to Seller’s knowledge, by any other party thereto.

2.7 Tangible Personal Property. Seller has good title to each item of tangible personal property included in the Assets owned by Seller, and none of the tangible personal property owned by Seller is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance. All items of transmitting equipment included in the Assets (i) have been maintained in all material respects in a manner consistent with generally accepted standards of good engineering practice, and (ii) permit the Stations to operate in compliance with the terms of the facilities authorized and specified in the Modified Facilities Applications (either by STA or granted construction permit), the rules and regulations of the FCC, and with all other applicable federal and state rules and regulations, except for such noncompliance that could not reasonably be expected to have a material adverse effect on the business or operation of the Stations.

2.8 Sufficiency and Condition of Assets. The Assets (i) constitute all the assets and properties used or held for use in connection with the operation of the Stations, and (ii) constitute all the assets and properties the use or benefit of which are reasonably necessary for the operation of the Station. All the Assets will be on the Closing Date, in the case of tangible assets and properties, in good operating condition and repair (ordinary wear and tear excepted) and the same condition as they are on the date of this Agreement and have been maintained in accordance with standard industry practice. Seller owns or has a valid license for, or otherwise has a valid right to use, all the Assets. All tangible assets and properties included in the Assets are in Seller’s possession or under its control.

2.9 Real Leased Property. Seller is not assigning any owned real property to Buyer under this Agreement. Seller has provided true and accurate copies of all license agreements or leases under which Seller is the licensee/lessee of real property used or held for use in connection with the operation of the Stations. Seller has good and valid licensee/lease interests in all such properties under any such license or lease agreements. Seller has been, or as of the Closing Date, will be, in peaceable possession (or remedied any claims relating thereto) of the property covered by each such license/lease agreement since the commencement of the original term of such license agreement. Seller is not in breach of or in default under, nor has any event occurred which (with or without the giving of notice or the passage of time or both) would constitute a default by Seller under any of such license/lease agreements, and Seller has not received any notice from, or given any notice to, any licensor indicating that Seller or such licensor/lessor is in breach of or in default under any of such license agreements. To the knowledge of Seller, the licensor/lessor under such license/lease agreements is not in breach thereof or in default thereunder. Seller has full right and power to occupy or possess, as the case may be, all the property covered by each such license/lease agreement.

2.10 Environmental Matters.

(a) Seller has received no written notice of any investigation or inquiry by any governmental entity under any Applicable Environmental Laws (as defined below) relating to the ownership or operation of the Assets or the Stations. To the knowledge of Seller: (i) Seller has not disposed of any hazardous material (as defined below) on any of the Assets, and (ii) no condition exists on any of the Assets which would subject Seller or the Assets to any remedial obligations under any Applicable Environmental Laws.

(b) For purposes of this Agreement, “Applicable Environmental Laws” means any and all Applicable Laws pertaining to health, safety, or the environment in effect in any and all jurisdictions in which the Assets are located or in which Seller has conducted operations of the Station, including, without limitation, the Clear Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Rivers and Harbors Act of 1899, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. For purposes of this Agreement, the term “hazardous material” means (i) any substance which is listed or defined as a hazardous substance, hazardous constituent, or solid waste pursuant to any Applicable Environmental Laws and (ii) petroleum (including crude oil and any fraction thereof), natural gas, and natural gas liquids.

2.11 Compliance. Except as otherwise set forth herein, Seller is in compliance with the FCC Licenses and all federal and state laws, rules and regulations applicable or relating to the ownership or operation by Seller of the Stations and/or the Assets, except for such non-compliance which could not be reasonably expected to have a material adverse effect on the business or operations of the Stations or the Assets.

2.12 Absence of Litigation. There is no litigation, proceeding or investigation pending or, to Seller’s knowledge, threatened against it in any federal, state or local court or before any administrative agency or arbitrator, or before any other tribunal duly authorized to resolve disputes, and which seeks to enjoin or to prohibit or otherwise to question the validity of any action taken or to be taken by Seller pursuant to or in connection with this Agreement.

2.13 Absence of Certain Change. Since January 1, 2007 there has not been any event or condition that might reasonably be expected to result in a material adverse effect on Seller, the Assets or the Stations.

2.14 Tax Matters. Seller has (and as of the Closing Date will have) (i) duly filed all material, federal, state, and local tax returns for the Stations required to be filed by or with respect to it with the IRS or other applicable taxing authority, (ii) paid all material taxes due, or claimed by any taxing authority to be due, from or with respect to the Stations, except taxes that are being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside, and (iii) made all material deposits required with respect to taxes, in each such case to the extent that the failure to do so would have a material adverse effect on Seller, the Assets or the Stations or would result in the imposition of any encumbrance on the Assets. There has been no issue raised or adjustment proposed (and none is pending) by the IRS or any other taxing authority in connection with any tax returns relating to the Assets or the operation of the Stations. No waiver or extension of any statute of limitations as to any taxes relating to the Assets or the operation of the Stations has been given by or requested from Seller.

2.15 Insurance. Seller has (and shall maintain until the Closing Date) in full force and effect, policies of insurance with respect to the Assets and the Stations against such casualties and contingencies of such types and in such amounts as are customary for Stations of similar size and value. All premiums due and payable with respect to such policies have been timely paid. No notice of cancellation of, or indication of an intention not to renew, any such policy has been received by Seller.

2.16 Broker. Neither Seller nor any person acting on Seller’s behalf has incurred any liability for any finders’ or brokers’ fees or commissions in connection with the transactions contemplated by this Agreement.

2.17 Disclaimer and Disclosure. Notwithstanding the foregoing, no representation or warranty made by Seller in this Agreement, and no statement of Seller contained in any document, certificate or other writing furnished or to be furnished by Seller pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. Seller knows of no matter which has not been disclosed to Buyer pursuant to this Agreement which has or, so far as Seller can now reasonably foresee, will have a material adverse effect on the Assets or the Stations.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

3.1 Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas and is authorized to do business in the State of New York. Buyer has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary actions on the part of Buyer. This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies.

3.3 Absence of Conflicting Agreements. Subject to obtaining the FCC Consent, the execution, delivery, and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality applicable to Buyer; and (ii) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permits to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire the Assets.

3.4 Broker. Buyer represents and warrants that neither it nor any person or entity acting on its behalf has incurred any liability for any finders’ or brokers’ fees or commissions in connection with the transactions contemplated by this Agreement.

3.5 FCC Qualifications. Buyer is, and at the Closing will be, legally, financially, and technically qualified under FCC standards to acquire and to hold the FCC Licenses, without the necessity of requesting or receiving any waiver of any FCC rule, regulation, or policy. Buyer will not do anything prior to Closing that will make it necessary to obtain such a waiver to acquire the FCC Licenses.

3.6 Absence of Litigation. There is no litigation, proceeding or investigation pending or, to Buyer’s knowledge, threatened against it in any federal, state or local court or before any administrative agency or arbitrator, or before any other tribunal duly authorized to resolve disputes, and which seeks to enjoin or to prohibit or otherwise to question the validity of any action taken or to be taken by Buyer pursuant to or in connection with this Agreement.

3.7 Disclaimer and Disclosure. Except for the representations and warranties specifically set forth in Sections 3.1 through 3.6, all other representations and warranties of any kind, either express or implied, including warranties of fitness, are hereby expressly disclaimed. No representation or warranty made by Buyer in this Agreement, and no statement of Buyer contained in any document, certificate or other writing furnished or to be furnished by Buyer pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. Buyer knows of no matter which has not been disclosed to Seller pursuant to this Agreement which has or, so far as Buyer can now reasonably foresee, will have a material adverse effect on Buyer’s ability to perform under this Agreement, the Note or the Security Agreement.

SECTION 4. COVENANTS PRIOR TO CLOSING

From the date hereof until the Closing, and unless otherwise consented to in writing by Buyer:

4.1 Restrictions on Certain Actions. Seller shall not cause or permit, by any act or failure to act, the FCC Licenses to expire or to be revoked, suspended, or modified, or knowingly take any action that could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of the FCC Licenses. Seller shall operate the Stations in compliance in all material respects with the FCC Licenses, the Act, and the FCC’s Rules, and in all material respects in the ordinary course of business consistent with past practices. Seller shall use commercially reasonable efforts, consistent with past practices, to preserve, maintain and protect the Assets and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with the Stations. Seller shall not waive any material right relating to the Assets or the Stations. Except in the ordinary course of business, Seller shall not mortgage or pledge any of the Assets or create or suffer to exist any encumbrance thereon; sell, lease, transfer or otherwise dispose of, directly or indirectly, any of the Assets other than items that are replaced prior to the Closing Date with items of comparable or superior value and utility in the operation of the Stations; make any capital expenditure or expenditures relating to the Stations which, individually, is in excess of $10,000 annually or, in the aggregate, are in excess of $20,000 annually, except for repairs and equipment purchases necessary to keep the Stations operating; acquire or enter into any time brokerage agreement, local marketing arrangements, joint brokerage agreements or similar contracts with respect to the Stations; amend, modify or change any existing material lease, contract, permit or agreement relating to the Stations or the Assets, other than in the ordinary course of business consistent with past practice and except as specifically provided for herein or as may be required by order or regulation of the FCC; acquire or enter into any new agreement or contract which will bind the Stations beyond the Closing except as specifically provided for herein; or permit any current insurance or reinsurance policies to be canceled or terminated or any of the coverages thereunder to lapse if such policy covers Assets or insures risks, contingencies or liabilities of the Stations, unless simultaneously with such cancellation, termination or lapse, replacement policies providing coverage equal to or greater than the coverage canceled, terminated or lapsed are in full force and effect and written copies thereof have been provided to Buyer;

4.2 Notifications. Seller shall immediately notify Buyer in writing of any unusual or material developments with respect to the Assets or the Stations, and of any material change in any of the information contained in Seller’s representations and warranties contained in Section 2 of this Agreement. Buyer shall immediately notify Seller in writing of any material change in any of the information contained in Buyer’s representations and warranties contained in Section 3 of this Agreement.

4.3 No Inconsistent Action. Neither Seller nor Buyer shall take any action that is inconsistent with their respective obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

4.4 Access. Subject to Section 10.10 of this Agreement, Buyer shall have the right, itself or through its representatives, during normal business hours and after reasonable written notice to Seller, to inspect the Assets and Seller’s books and records relating to the Stations, including, without limitation, applications and reports to the FCC, and Seller shall furnish Buyer with such information respecting the Assets as Buyer may, from time to time, reasonably request.

SECTION 5. FCC CONSENT

5.1 The assignment of the FCC Licenses pursuant to this Agreement shall be subject to the prior consent and approval of the FCC. Seller and Buyer shall promptly prepare an application for assignment of the FCC License from Seller to Buyer (the “Assignment Application”) and shall file the Assignment Application with the FCC within five (5) business days of written notification to Seller from Buyer that Buyer has received the prior approval specified in Section 10.11 hereof. The parties shall prosecute the Assignment Application with all reasonable diligence and otherwise use their reasonable commercial efforts to obtain a grant of the application as expeditiously as practicable; provided, however, that no party shall be required to participate in a trial-type hearing or a judicial appeal in pursuit of a grant. Each party shall bear its own costs in connection with the preparation, filing, and prosecution of the Assignment Application, except that Buyer and Seller shall each pay one-half of the filing fees associated with the Assignment Application.

5.2 Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (i) the condition was imposed on it as the result of a circumstance, the existence of which does not constitute a breach by such party of any of its representations, warranties, or covenants under this Agreement, and (ii) compliance with the condition would have a material adverse effect upon it. Each party shall bear its own costs in connection with its obligations under all of this Section 5.

SECTION 6. CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING

6.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer’s option to the fulfillment by Seller prior to or on the Closing Date of each of the following conditions:

(a) Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

(b) Covenants and Conditions. Seller shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date.

(c) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any material conditions that need not be complied with by Buyer under Section 5.2 hereof, and the FCC Consent shall have become a Final Order. “Final Order” means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

(d) Governmental Authorizations. Seller shall be the holder of the FCC Licenses for the Stations, and there shall not have been any modification of the FCC Licenses that could have a material adverse effect on the operation of the Stations as authorized in the FCC Licenses. No proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely the FCC Licenses, including but not limited to the grant of the pending WMBQ-CA renewal as of the Closing.

(e) Consents. All Consents designated as “material” on Schedule 1.l(d) (the “Material Consents”) shall have been obtained and delivered to Buyer.

(f) Material Adverse Change. There shall not have occurred a loss or impairment of the tangible personal property included in the Assets that has had or could reasonably be expected to have a material adverse effect on the business or operations of the Station taken as a whole.

(g) Deliveries. Seller shall stand ready to deliver to Buyer on the Closing Date duly executed documents to convey to Buyer all of Seller’ rights, title and interest in and to the Assets, including but not limited to assignments pursuant to which Seller shall convey to Buyer the Assets, consents and estoppel certificates, and a certificate from an officer of Seller confirming Seller warranties, representations and compliance with all covenants and obligations required hereunder to be complied with on or before the Closing.

(h) No Proceedings. There shall be no suit, action, claim, investigation, inquiry or proceeding instituted or threatened or an order, decree or judgment of any court, arbitrator, agency or governmental authority rendered which (i) questions the validity or legality of any transaction contemplated hereby, or (ii) seeks to enjoin any transaction contemplated hereby.

6.2 Conditions to Obligations of Seller. All obligations of Seller at the Closing are subject at Seller’ option to the fulfillment by Buyer prior to or on the Closing Date of each of the following conditions:

(a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

(b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date.

(c) Deliveries. Buyer shall stand ready to deliver to Seller on the Closing Date the Closing Payment, as adjusted, the Note, the Security Agreement and appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform Seller’ obligations under the Assets as they relate to the time on or after the Closing Date.

(d) FCC Consent. The FCC Consent shall have been granted without the imposition on Seller of any material conditions that need not be complied with by Seller under Section 5.2 hereof.

(e) No Proceedings. There shall be no suit, action, claim, investigation, inquiry or proceeding instituted or threatened or an order, decree or judgment of any court, arbitrator, agency or governmental authority rendered which (i) questions the validity or legality of any transaction contemplated hereby, or (ii) seeks to enjoin any transaction contemplated hereby.

SECTION 7. CLOSING

Subject to the satisfaction or waiver of the conditions of Closing set forth in Sections 6.1 and 6.2, the Closing shall take place at 10:00 a.m. on a date to be set by Buyer on at least five (5) business days’ written notice to Seller, that is (i) not earlier than the fifth business day after the FCC Consent is granted, and (ii) not later than the tenth (10th) business day after the FCC Consent has become a Final Order. The Closing shall be held by overnight mail, e-mail and facsimile if reasonably feasible, or otherwise at a place agreed upon by both parties.

SECTION 8. TERMINATION

8.1 Termination by Seller. This Agreement may be terminated by Seller and the purchase and sale of the Assets abandoned, if Seller is not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

(a) Conditions. If, on the date that would otherwise be the Closing Date, the obligations of Buyer set forth in this Agreement have not been satisfied by Buyer or waived in writing by Seller, and such conditions shall not have been satisfied by Buyer within twenty (20) days following notice to Buyer in writing that the obligations of Buyer have not been satisfied.

(b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order, not caused by Seller that would prevent or make unlawful the Closing.

(c) Upset Date. If the Closing shall not have occurred by June 1, 2008.

(d) Breach. If Buyer has failed to cure any material breach of any of its representations, warranties or covenants under this Agreement within twenty (20) days after Buyer has received written notice of such breach from Seller.

8.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Assets abandoned, if Buyer is not then in material default, upon written notice to Seller, upon the occurrence of any of the following:

(a) Conditions. If, on the date that would otherwise be the Closing Date, the obligations of Seller set forth in this Agreement have not been satisfied by Seller or waived in writing by Buyer, and such conditions shall not have been satisfied by Seller within twenty (20) days following notice to Seller in writing that the obligations of Seller have not been satisfied.

(b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order, not caused by Buyer, that would prevent or make unlawful the Closing.

(c) Upset Date. If the Closing shall not have occurred by June 1, 2008.

(d) Breach. If Seller has failed to cure any material breach of any of its representations, warranties or covenants under this Agreement within twenty (20) days after Seller has received written notice of such breach from Buyer.

8.3 Rights on Termination. If this Agreement is terminated pursuant to Section 8.1 or 8.2 and neither party is in material breach of any provision of this Agreement, the parties hereto shall not have any further liability to each other with respect to the purchase and sale of the Assets. If this Agreement is terminated by Seller pursuant to Section 8.1(d), the parties hereto shall not have any further liability to each other with respect to the purchase and sale of the Assets, except as provided in Section 1.4 hereof. If this Agreement is terminated by Buyer due to Seller’s material breach of this Agreement, Buyer shall have all rights and remedies available at law or equity.

SECTION 9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES.

9.1 Representations and Warranties. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing for a period of twenty-four (24) months. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by either party shall affect the other party’s right to rely on any representation or warranty made by such party or relieve such party of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

9.2 Indemnification by Seller. Seller hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for any and all losses, liabilities, or damages (including reasonable legal fees and expenses) resulting from any untrue representation, breach of warranty, or nonfulfillment of any agreement, covenant or obligation by Seller contained in this Agreement; or in any certificate, schedule, document, or instrument delivered to Buyer under this Agreement; or from claims arising from the operation of either of the Stations prior to the Closing.

9.3 Indemnification by Buyer. Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for any and all losses, liabilities, or damages (including reasonable legal fees and expenses) resulting from any untrue representation, breach of warranty, or nonfulfillment of any agreement, covenant or obligation by Buyer contained in this Agreement; or in any certificate, schedule, document, or instrument delivered to Seller under this Agreement; or from claims raising from the operation of either of the Stations after Closing.

9.4 Limits on Indemnification. No indemnification shall be required to be made by either party hereto until the aggregate amount of all indemnification claims against such indemnifying party exceeds Fifty Thousand Dollars ($50,000); provided that once such claims exceed Fifty Thousand Dollars ($50,000), such indemnifying party shall be required to indemnify the other party with respect to all indemnifiable claims, including indemnifiable claims for the initial Fifty Thousand Dollars ($50,000). Notwithstanding anything to the contrary contained herein, in no event shall Seller’ obligations for indemnification under this Agreement exceed in the aggregate the Purchase Price, and Buyer hereby waives and releases any recourse against Seller for indemnification above the Purchase Price. The indemnification provisions in this Section 9 sets forth the exclusive remedies of the parties hereto following the Closing for a breach of a representation, warranty or covenant under this Agreement or any other claims relating to this Agreement.

9.5 Defense. With respect to claims made under Sections 9.2 or 9.3, the indemnified party must notify the indemnifying party of any third party claim promptly after learning of such claim and in time to permit the indemnifying party to assert a timely defense. An indemnifying party may not settle a third party claim without the consent of the indemnified party unless the settlement includes a complete release of the indemnified party from liability to the claimant.

9.6 Specific Performance. The parties recognize that, if Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

SECTION 10. MISCELLANEOUS.

10.1 Attorneys’ Fees. In the event of a material default by either party which results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

10.2 Fees and Expenses. Any federal, state, or local sales or transfer tax arising in connection with the conveyance of the Assets by Seller to Buyer pursuant to this Agreement shall be paid by Seller. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar person retained by or on behalf of such party.

10.3 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, sent by telecopy or facsimile transmission, confirmation of receipt requested, or sent by electronic mail, with confirmation of receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to Seller:	Renard Communications Corp.
4853 Manor Hill Dr.
Syracuse, NY 13215
Attn: Craig Fox
Fax: 315-468-0904
Email: CraigF199@aol.com

With a copy to:	Sugarman Law Firm, LLP
(which shall not constitute notice)	360 South Warrant Street
Syracuse, New York 13202
Attn: Bruce Poushter
Fax: (315) 474-0235
Email: bpoushter@sugarmanlaw.com

If to Buyer:	EBC Buffalo, Inc.
1 Shackleford Drive, Suite 400
Little Rock, AR 72211
Attention: Jason Roberts
Fax: 501-221-1101
Email: jroberts@ebcorp.net

With a copy to:	1 Shackleford Drive, Suite 400
Little Rock, AR 72211
Attention: Lori Withrow
Fax: 501-221-1101
Email: lwithrow@ebcorp.net

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 10.3.

10.4 Entire Agreement; Amendment. This Agreement supersedes all prior agreements and understandings of the parties, oral and written, with respect to its subject matter. This Agreement may be modified only by an agreement in writing executed by all of the parties thereto. No waiver of compliance with any provision of this Agreement will be effective unless evidenced by an instrument evidenced in writing and signed by the parties thereto.

10.5 Further Assurances. From time to time after the date of execution hereof, the parties shall take such further action and execute such further documents, assurances and certificates as either party reasonably may request of the other to effectuate the purposes of this Agreement.

10.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when each of the parties hereto shall have delivered to it this Agreement duly executed by the other parties hereto.

10.7 Headings. The headings in this Agreement are for the sole purpose of convenience of reference and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

10.8 Governing Law. This Agreement shall be construed in a manner consistent with federal law and otherwise under and in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law.

10.9 Arbitration. Except as otherwise provided to the contrary below, any dispute arising out of or related to this Agreement that Seller and Buyer are unable to resolve by themselves shall be settled by arbitration by one arbitrator who shall be selected in accordance with the procedures set forth in the commercial arbitration rules of the American Arbitration Association. The person selected as arbitrator shall have prior experience in the broadcasting industry but need not be professional, and persons such as lawyers, accountants, brokers and bankers shall be acceptable. Before undertaking to resolve the dispute, the arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association in Washington, D.C. The written decision of the arbitrator shall be final and binding on Seller and Buyer. The costs and expenses of the arbitration proceeding shall be awarded to Seller and/or Buyer, as applicable, in accordance with the requirement of Section 10.1, and the amount of such award shall be set forth in the decision and award of the arbitrator, provided, however, that the costs and expenses shall be reasonable. The arbitrator shall not have any authority to award punitive damages, treble damages, consequential or indirect damages, or any other damages not measured by the prevailing party’s actual damages. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or suit in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Seller or Buyer against the other except (i) an action to compel arbitration pursuant to this Section, or (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section.

10.10 Benefit and Binding Effect: Assignability. This Agreement shall inure to the benefit of and be binding upon Seller, Buyer and their respective heirs, successors, and permitted assigns. Neither Buyer nor Seller may assign this Agreement without the prior written consent of the other, except that Buyer, upon notice to Seller, may assign its rights and obligations to an entity that is owned by or under common control with Buyer.

10.11 Prior Approval. This Agreement shall not be effective until and unless Buyer receives the approval of its lender and its Board Directors by August 15, 2007. If such approvals are not received by such date, this Agreement shall be null and void, the Deposit shall be returned to Buyer, and no further liability or obligation shall be owed between the Parties.

10.12 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement, and except as and to the extent required by law, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by such party from the other party in connection with the transactions contemplated by this Agreement which information is not readily available from other sources.

10.13 Press Release. The parties shall cooperate in the publication of any press release, or any other public announcement or communication with any news media concerning this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prevent either party from promptly making all filings with governmental authorities and publishing notices as may, in its reasonable judgment be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.

BUYER:		SELLER:

EBC BUFFALO, INC.		RENARD COMMUNICATIONS CORP.

By:	/s/ James Hearnsberger	By:	/s/ Craig L. Fox
Name:	James Hearnsberger	Name:	Craig L. Fox
Title:	Vice President	Title:	President